Exhibit 99.1

Inotiv, Inc. Announces Additional Site Consolidation Plan in the U.S., Intent to Consult with Employee Representatives for a Proposed Consolidation of Certain European and U.K. Sites, and Update on Site Optimization Plans in Process

WEST LAFAYETTE, IN - November 29, 2022 -- Inotiv, Inc. (NASDAQ: NOTV) (the “Company”, “We”, “Our” or “Inotiv”), a leading contract research organization specializing in nonclinical and analytical drug discovery and development services and research models and related products and services, today announced plans to close two isolator facilities in Indianapolis, Indiana, and consolidate them with existing facilities in the U.S. The Company’s subsidiaries in France and the U.K. have also proposed a consolidation plan of two facilities in Gannat, France, and Blackthorn, Bicester U.K., into existing facilities. The Company also provided an update on its previously announced site optimization plans in Virginia, Michigan, and Pennsylvania.

Robert Leasure, Jr., Inotiv’s President and Chief Executive Officer, commented, “We are undertaking these initiatives as part of the continuing integration of our RMS business and site optimization strategy. We expect the U.S. consolidation to be completed by the end of fiscal year 2023 with associated costs that are expected to be immaterial. Our subsidiaries in France and the U.K. will be consulting with employee representatives at our facilities at Gannat, France, and Blackthorn, U.K. on a proposed closure of those sites for consolidation into our facilities in Horst, The Netherlands, and Hillcrest, U.K., respectively. We believe that these proposed site consolidations, if approved and implemented, along with the consolidations in the U.S., would optimize investments that we have been making at our facilities in the U.S., Horst, The Netherlands, and Hillcrest, U.K., enhance margins and reduce anticipated capital expenditure needs at the sites we propose closing. The proposed consolidation plans for France and the U.K., if they should proceed, are expected to be completed by the third quarter of fiscal 2023 and the fourth quarter of fiscal 2024, respectively. The facilities in Gannat, France, and Blackthorn, Bicester U.K. are owned by the Company, and if the proposed consolidation plans are approved and implemented, we would pursue selling the facilities.”

Leasure continued, “We completed the site closure at Cumberland, Virginia in September 2022 and the facility is currently available for sale. The production operations at the Dublin, Virginia, facility have been transitioned to other facilities as planned, the site was closed in November 2022, and a purchase agreement is in place for this facility. The previously announced closure of facilities in Haslett, Michigan, and Boyertown, Pennsylvania, is proceeding. Operations at those locations are expected to transition to other facilities in December 2022, with the facilities scheduled to close by the end of the second quarter of fiscal 2023 and made available for sale. As we continue to integrate the RMS business and the Company’s other fiscal 2022 acquisitions, we plan to continue to assess site optimization opportunities, cost synergies in purchasing, and other operating efficiencies.”

About Inotiv

Inotiv, Inc. is a leading contract research organization dedicated to providing nonclinical and analytical drug discovery and development services and research models and related products and services. The Company’s products and services focus on bringing new drugs and medical devices through the discovery and preclinical phases of development, all while increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Inotiv is committed to supporting discovery and development objectives as well as helping researchers realize the full potential of their critical R&D projects, all while working together to build a healthier and safer world. Further information about Inotiv can be found here: https://www.inotivco.com/.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, governmental regulations, inspections and investigations, the impact of site closures and consolidations, expansion and related efforts, and various other market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.

Company Contact	Investor Relations
Inotiv, Inc.	The Equity Group Inc.
Beth A. Taylor, Chief Financial Officer	Devin Sullivan
(765) 497-8381	(212) 836-9608
btaylor@inotivco.com	dsullivan@equityny.com